Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 29, 2015 (except for Note 1, as to which the date is January 12, 2016) in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-207897) and related Prospectus of AmeriQuest, Inc. for the registration of 7,076,922 shares of its common stock.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
January 12, 2016